EXHIBIT 99.1

New Wire Release

Lincoln Life* Announces Realignment of Operations

Hartford, CT, January 29, 2003 – Lincoln National Corporation (NYSE:LNC), the parent company of the Lincoln Financial Group of companies, announced today that its life segment will realign its operations in Hartford, CT and Schaumburg, IL to enhance productivity, efficiency and scalability while positioning the manufacturer for future growth.

Lincoln Life’s operation in Schaumburg, IL, the First Penn-Pacific Life Insurance Company, will focus exclusively on the Term product-line under the Lincoln Life brand. MoneyGuard, First Penn’s linked-benefit Universal Life product, and all shared services in that location, will be consolidated in Hartford, CT. As a result, approximately 100 life insurance positions in Schaumburg will be eliminated, while 50 new positions will be created in Hartford, CT, to handle the business transitioning to that location. In addition, other Hartford, CT based functions will be streamlined and realigned, resulting in the elimination of approximately 65 workers from that location. Management will begin implementation of this plan immediately and expects to complete the transition during 2003.

The financial impact of the realignment will result in Lincoln’s life segment incurring costs of approximately $15-$17 million, net of tax during the 2003 year. While the company expects to begin seeing some savings in the second half of 2003, the bulk of the savings will be realized in 2004, at which time it would expect to reduce its operating and administrative expense run rate by $15-$20 million pre-tax.

*Lincoln Life is the Life Insurance segment of Lincoln National Life Insurance Company, a subsidiary of Lincoln National Corporation (NYSE:LNC). First Penn-Pacific Life Insurance Company is a subsidiary of Lincoln National Life Insurance Company, and is part of the company’s life segment. Lincoln Financial Group is the marketing name for Lincoln National Life Insurance Company. With headquarters in Philadelphia, PA, Lincoln Financial Group has consolidated assets of over $90 billion and had annual consolidated revenues of $6.4 billion in 2001. Through its wealth accumulation and protection businesses, the company provides annuities, life insurance, 401(k) plans, 529 college savings plans, mutual funds, managed accounts, institutional investment and financial planning and advisory services.

Contacts:

Media Relations	Investor Relations
Liz Gagne	Priscilla Brown
Vice President, Communications	Vice President, Investor Relations
Lincoln Life	Lincoln Financial Group
860.466.1684	215.448.1422